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                                  EXHIBIT 10-N



As a taxable executive benefit, the Company pays the premiums for life insurance policies on the lives of non-employee Directors and certain key executives. The executive or Board member has the right to designate the beneficiary under the applicable life insurance policy. Messrs. Alter and Hart are each covered by a $5,000,000 policy. Messrs.Rosoff, Allhusen, Lindenberg, Wesselink and Riseman are each covered by a $1,000,000 policy. Mr. Kranzley is covered by a $650,000 policy. Mr. Podowski is covered by a $700,000 policy. Mr. John is covered by a $850,000 policy. Each non-employee Director is covered by a $500,000 policy. All of the life insurance policies are owned by the Company, with the exception of the policy providing coverage for Mr. Riseman which is owned by him. Upon termination of employment, each executive (other than Mr. Riseman) is entitled to acquire the insurance policy from the Company upon payment to the Company of an amount equal to the cash value of the policy at that time. The policies insuring the non-employee Directors are term life insurance policies, on which there is no build-up in cash value.

In addition to the above, in 1993 two split-dollar life insurance policies were purchased to separately insure the life of Dennis Alter and the joint lives of Mr. Alter and his spouse in the amounts of $10,000,000 and $50,000,000, respectively. The proceeds of these policies are payable to beneficiaries designated by Mr. Alter. Premiums paid by the Company pursuant to these policies will be refunded to the Company on termination of, or payment of benefits under, the policies, and any cash surrender value in excess of such premiums may be paid to Mr. Alter's beneficiary.